Exhibit 18.1

The Board of Directors
Greenlane Holdings, Inc.
1095 Broken Sound Parkway, Suite 300
Boca Raton, Florida 33487

Dear Directors:

Note 2 to the financial statements of Greenlane Holdings, Inc. included in its quarterly report on Form 10-Q for the quarterly period ended March 31, 2022 describes a change in accounting policy for outbound shipping and handling costs. There are no authoritative criteria for determining a “preferable” method based on the particular circumstances, however, we conclude that such change in the method of accounting is to an acceptable alternative method, which based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2021, and therefore we do not express any opinion on any financial statements of Greenlane Holdings, Inc. subsequent to that date.

Very truly yours,

/s/ Marcum LLP

Marcum LLP
Costa Mesa, California
May 16, 2022